Exhibit A

MEMBERS OF FILING GROUP

Venture Global Partners II, LLC

Michael Sabel (an individual who jointly controls Venture Global Partners II, LLC together with Robert Pender)

Robert Pender (an individual who jointly controls Venture Global Partners II, LLC together with Michael Sabel)